UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 12, 2007

REDPOINT BIO CORPORATION

 (Exact name of registrant as specified in its charter)

Delaware	000-51708	22-3393959
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

Redpoint Bio Corporation
7 Graphics Drive
Ewing, New Jersey 08628
(Address of Principal Executive Offices)

(609) 637-9700 Registrant’s Telephone Number, Including Area Code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting of the Board of Directors (the “Board”) of Redpoint Bio Corporation (the “Company”), held on September 12, 2007, Allen Bloom, Ph.D., Irwin Scher, M.D., and Richard P. Shanley, CPA, were appointed as directors to the Company’s Board.  Mr. Shanley was also appointed as Chairman of the Company’s Audit Committee.

In connection with the appointments to the Company’s Board, the committees of the Company’s Board were reconfigured. The Audit Committee will now be comprised of Mr. Shanley, Dr. Bloom and David Patchen, with Mr. Shanley acting as the Committee’s chair. The Compensation Committee will be comprised of Dr. Bloom, Philip Smith, Ph.D., Leif Kjaergaard, Ph.D. and Robert Chefitz, with Dr. Smith acting as the Committee’s chair, and the Nominating and Governance Committee will be comprised of Dr. Scher, Mr. Chefitz, Mr. Patchen and Dr. Smith, with Mr. Chefitz acting as the Committee’s chair.

From 1994 until 2003, Dr. Bloom, a patent attorney, was a partner at the law firm of Dechert LLP, where he served as Co-Chair of the Intellectual Property Group and headed a patent practice group focusing on biotechnology, pharmaceuticals and medical devices. From 1985 until mid-1994, Dr. Bloom was Vice President, General Counsel and Secretary of The Liposome Company, Inc., where he managed patent, regulatory and licensing activities. Before that, Dr. Bloom served as Patent Attorney and Patent Counsel for Pfizer, Inc. and RCA Corporation, respectively.  Dr. Bloom currently serves on the Boards of biopharmaceutical companies Cytogen Corporation and Unigene Laboratories, Inc.  He earned his Ph.D. in organic chemistry from Iowa State University, a J.D. degree from New York Law School and a B.S. in Chemistry from Brooklyn College.

Since 2005, Dr. Scher has held the position of President and Chief Executive Officer of Biosynexus, a biotechnology company focused on treating and preventing Staphylococcal infections.  Prior to joining Biosynexus, Dr. Scher spent 22 years in various positions at Merck, most recently as Consultant to the Chief Executive Officer at Merck KGaA. In that capacity, Dr. Scher helped to oversee all developmental projects with the Head of Research and Head of Development, including advising on strategy, licensing and operations and serving on the Executive Management Committee.  During his tenure with Merck, among other positions, Dr. Scher was also Vice President Global Clinical R&D, with responsibility for the development of Erbitux and all other pipeline products.  Before joining Merck, Dr. Scher enjoyed a long career in academic medicine. He held the rank of Captain USN Medical Corps and was stationed for 12 years at the Bethesda Naval Medical Complex. While there, Dr. Scher served as Professor of Medicine, Uniformed Services University, and Head, Immunology Branch, Naval Medical Research Institute. Prior, Dr. Scher was a Teaching Fellow at Albert Einstein College of Medicine in New York.  Dr. Scher is certified by the American Board of Rheumatology and American Board of Internal Medicine.  He received his M.D. from Albert Einstein College of Medicine in New York and completed residencies at Presbyterian Hospital, University of Pittsburgh Medical Center, and Albert Einstein College of Medicine. Dr. Scher holds a B.S. in Chemistry from the State University of New York at Albany. He is the author of 115 peer reviewed papers and currently serves on the Board of Intarcia Therapeutics.

Mr. Shanley, a Certified Public Accountant in New Jersey and New York, retired from public accounting at the end of 2006, having completed a 31 year career at Deloitte & Touche LLP and Eisner LLP, with a combined total of 25 years as a Partner at the two firms. During his career, Mr. Shanley served as lead audit partner on numerous engagements for both public and private companies, including those requiring application of Sarbanes-Oxley Section 404, as well as public stock offerings, primarily for biotechnology, pharmaceutical and high-tech companies.  Mr. Shanley is a recognized authority on financing for emerging growth companies and is a published author of Financing Technology’s Frontier. He speaks regularly at industry meetings and is actively involved in organizations including the Biotech Council of New Jersey, the New York Biotechnology Association, the Connecticut Venture Group, the Biotechnology Industry Organization, and others. Mr. Shanley is currently serving his third term on the New York State Society of CPA’s Professional Ethics Committee. He earned his B.S. degree from Fordham University and his M.B.A. in Accounting from Long Island University.

Each director will participate in the Redpoint Bio Corporation Amended and Restated 2007 Omnibus Equity Compensation Plan (the “2007 Plan”).  Each director received an automatic grant, effective as of September 12, 2007, of 50,000 nonqualified stock options.  Such directors will also receive a non-discretionary annual grant of 25,000 nonqualified stock options on the date of each annual stockholders meeting such director is elected to the Board.  Initial and annual option grants will vest annually and have an exercise price equal to the fair market value of the common stock of the Company on the date of grant.  All option grants shall be subject to all terms, vesting schedules, limitations, restrictions and termination provisions set forth in the 2007 Plan.

Neither Mr. Bloom, Mr. Scher nor Mr. Shanley nor any member of their immediate families has engaged, directly or indirectly, in any transaction, or series of similar transactions, with the Company or any of its subsidiaries since January 1, 2006 in which the amount involved exceeds $120,000.  In addition, Mr. Bloom, Mr. Scher and Mr. Shanley do not have any family relationship with any executive officer or director of the Company.

On September 12, 2007, the Company issued a press release announcing the appointment of Mr. Bloom, Mr. Scher and Mr. Shanley to serve as directors of the Company.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by Redpoint Bio Corporation on September 12, 2007 announcing the appointment of Dr. Bloom, Dr. Scher and Mr. Shanley to serve as directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REDPOINT BIO CORPORATION

Dated: September 13, 2007

	By:	/s/ Scott Horvitz
	Name:	Scott Horvitz
	Title:	Chief Financial Officer, Treasurer
and Secretary